As filed with the Securities and Exchange Commission on December 22, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
Under
The Securities Act of 1933

LIBERTY BROADBAND CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	12300 Liberty Boulevard	47-1211994
(State or other jurisdiction of	Englewood, Colorado 80112	(I.R.S. Employer
incorporation or organization)	(720) 875-5700	Identification Number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Renee L. Wilm
Chief Legal Officer

12300 Liberty Boulevard
Englewood, Colorado 80112

(720) 875-5700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Samantha H. Crispin

Beverly B. Reyes
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
(212) 408-2500

Approximate date of commencement of proposed sale to the public:
as soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)
Series C Common Stock, par value $0.01 per share
GCI Liberty, Inc. Transitional Stock Adjustment Plan (“TSAP”)	13,938 (5)
GCI Liberty, Inc. 2018 Omnibus Incentive Plan (“GCIL 2018 Plan”)	7,947 (6)
Total	21,885	$160.26	$3,507,291.00	$383.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers, in addition to the number of shares stated above, an indeterminate amount of shares which may be issued pursuant to the TSAP and the GCIL 2018 Plan (collectively, the “Plans”) after the operation of any anti-dilution and other provisions under the Plans.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The price per share of Liberty Broadband Corporation Series C common stock, par value $0.01 per share (“Series C Common Stock”) is based on the average of the high and low prices reported for a share of Series C Common Stock on the Nasdaq Stock Market LLC on December 16, 2020.

(3)	Calculated on the basis of $109.10 per million of the proposed maximum aggregate offering price.

(4)	A fee of $1,145,915 was previously paid in connection with the filing of Liberty Broadband Corporation’s (“Liberty Broadband”) Registration Statement on Form S-4 (No. 333-248854) on September 17, 2020 (the “Prior Registration Statement”), of which $76,134, with respect to unsold securities with a maximum aggregate offering price of $586,554,316 (the “Unsold Securities”), was unused and is being carried forward and set off against the registration fee due for this offering. No additional registration fee has been paid with respect to this offering. Pursuant to Rule 457(p) under the Securities Act, the offering under the Prior Registration Statement was completed on December 18, 2020 at the effective time of time of the acquisition of GCI Liberty, Inc. (“GCI Liberty”) by Liberty Broadband Corporation as described therein.

(5)	Liberty Broadband is also registering hereby offers and sales of 13,938 shares of Series C Common Stock issuable to certain individuals who were directors of Qurate Retail, Inc. (“Qurate Retail”), as of 6:01 p.m., Eastern Standard Time, on December 18, 2020, and who now hold certain stock options to acquire shares of Series C Common Stock under the TSAP as a result of the Combination. The stock options were previously granted to such persons (the “split-off options,” and together with the prior GCIL options, the “prior options”) in connection with the transactions pursuant to which Qurate Retail acquired a controlling equity interest in GCI Liberty's predecessor, which controlling equity interest in GCI Liberty's predecessor was then split-off. Subsequently, in connection with the Combination, the split-off options were exchanged for new stock options to acquire shares of Series C Common Stock under the TSAP.

(6)	Liberty Broadband is registering hereby offers and sales of 7,947 shares of Series C Common Stock issuable to an individual who was a director of GCI Liberty immediately prior to the completion of Liberty Broadband’s acquisition of GCI Liberty via a stock-for-stock merger (the “Combination”) at 6:01 p.m., Eastern Standard Time, on December 18, 2020. The stock options were previously granted to such person under the GCIL 2018 Plan (the “prior GCIL options”) in compensation for his service on GCI Liberty’s board of directors. Subsequently, in connection with the Combination, the prior GCIL options were exchanged for new stock options to acquire shares of Series C Common Stock under the GCIL 2018 Plan.

PROSPECTUS

Liberty Broadband Corporation

21,885 Shares of Series C Common Stock

Issuable Upon Exercise of Awards
under the GCI Liberty, Inc. Transitional Stock Adjustment Plan and
the GCI Liberty, Inc. 2018 Omnibus Incentive Plan

This prospectus relates to 21,885 shares of Series C common stock, par value $0.01 per share (“Series C Common Stock”), of Liberty Broadband Corporation, a Delaware corporation (“Liberty Broadband,” “we,” or “us”), issuable upon the exercise of certain stock options that were granted under the GCI Liberty, Inc. Transitional Stock Adjustment Plan (the “TSAP”) and the GCI Liberty, Inc. 2018 Omnibus Incentive Plan (the “GCIL 2018 Plan” and, together with the TSAP, the “Plans”) to Eligible Former Qurate Retail Directors (as defined below) and a former director (together with the Eligible Former Qurate Retail Directors, the “Former Directors”) of GCI Liberty, Inc. (now known as Grizzly Merger Sub 1, LLC as successor by merger, “GCI Liberty”) in connection with the Combination (as defined below). Stock options to acquire GCI Liberty Series A common stock, par value $0.01 per share (“GLIBA stock”), were previously granted to the Eligible Former Qurate Retail Directors (the “split-off options”) in connection with the transactions pursuant to which Qurate Retail, Inc. (“Qurate Retail”) acquired a controlling equity interest in GCI Liberty's predecessor, which controlling equity interest in GCI Liberty's predecessor was then split-off. Stock options to acquire GLIBA stock were also previously granted to a former director of GCI Liberty under the GCIL 2018 Plan (the “prior GCIL options” and, together with the split-off options, the “prior options”) as compensation for such person’s service on GCI Liberty’s board of directors. Subsequently, in connection with Liberty Broadband’s acquisition of GCI Liberty (the “Combination”), the prior options were exchanged for new stock options to acquire shares of Liberty Broadband Series C Common Stock granted under the Plans (the “substituted options”). “Eligible Former Qurate Retail Directors” refer to individuals who were directors of Qurate Retail as of 6:01 p.m., Eastern Standard Time, on December 18, 2020 (the “Effective Time”) who had previously received the split-off options in connection with the transactions pursuant to which Qurate Retail acquired a controlling equity interest in GCI Liberty's predecessor, which controlling equity interest in GCI Liberty's predecessor was then split-off.

Before investing, you should carefully read this prospectus and any related prospectus supplement or free writing prospectus. Prospectus supplements or free writing prospectuses may also add, update, or change information contained in this prospectus.

Investing in our Series C Common Stock involves risks. See “Risk Factors” beginning on page 8 of this prospectus.

Our Series C Common Stock is listed on the Nasdaq Global Select Market under the symbol “LBRDK.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 22, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Using this process, we may offer and sell the securities described in this prospectus in one or more offerings from time to time.

You should rely only on the information we have provided or incorporated by reference in this prospectus and any prospectus supplement or related free writing prospectus. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or any related free writing prospectus that we authorize. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give or make to you.  You should assume that the information appearing in this prospectus is accurate only as of the date on its cover page and that any information previously filed with the Securities and Exchange Commission (the “SEC”) that is incorporated by reference is accurate only as of the date such document is incorporated by reference.  This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than shares of our Series C Common Stock. This prospectus is not an offer to sell or a solicitation of an offer to buy shares of our Series C Common Stock in any circumstances in which the offer or solicitation is unlawful. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read both this prospectus and any prospectus supplement or free writing prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, any supplements to this prospectus and other documents that are and will be incorporated into this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding new service and product offerings; future expenses; the performance of our equity affiliate, Charter Communications, Inc. (“Charter”), and its expectations related to COVID-19 (as defined below); recoverability of GCI Liberty’s goodwill and other long-lived assets; the Rural Healthcare Program; the impact of the Alaskan recession; regulatory developments; our projected sources and uses of cash; indebtedness; and the anticipated non-material impact of certain contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but such statements necessarily involve risks and uncertainties and there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

•	The impact of the novel coronavirus (“COVID-19”) pandemic and local, state and federal governmental responses to the pandemic on the economy, including the Alaskan economy, unemployment levels, our customers, our vendors, and our businesses generally;

•	Charter’s ability to sustain and grow revenue and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in its service areas and to maintain and grow its customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•	the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line providers, fiber to the home providers, and providers of video content over broadband Internet connections;

•	Charter’s ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	Charter’s ability to develop and deploy new products and technologies, including mobile products and any other consumer services and service platforms;

•	any events that disrupt the networks, information systems or properties of Charter or our wholly owned subsidiaries, Skyhook Holding, Inc. (“Skyhook”) and GCI Holdings, LLC (“GCI”), and impair their operating activities or negatively impact their respective reputation;

•	the effects of governmental regulation on the business of Charter and Skyhook, including costs, disruptions and possible limitations on Charter’s operating flexibility related to, and its ability to comply with, regulatory conditions applicable to Charter as a result of previous mergers;

•	general business conditions, economic uncertainty or downturn, including the impacts of the COVID-19 pandemic to unemployment levels and the level of activity in the housing sector;

•	failure to protect the security of personal information about the customers of our operating subsidiary and equity affiliate, subjecting us to costly government enforcement actions or private litigation and reputational damage;

•	changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings;

•	the ability to retain and hire key personnel;

•	the ability of suppliers and vendors to deliver products, equipment, software and services;

•	the outcome of any pending or threatened litigation;

•	changes in the nature of key strategic relationships with partners, vendors and joint ventures;

•	the availability and access, in general, of funds to meet debt obligations prior to or when they become due and to fund operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets;

•	the ability of Charter and our company to comply with all covenants in their and our respective debt instruments, any violation of which, if not cured in a timely manner, could trigger a default of other obligations under cross-default provisions;

•	customer demand for our products and services and our ability to adapt to changes in demand;

•	competitor responses to our businesses’ products and services;

•	uncertainties inherent in the development and integration of new business lines and business strategies;

•	future financial performance, including availability, terms and deployment of capital;

•	consumer spending levels, including the availability and amount of individual consumer debt;

•	rapid technological changes;

•	failure to protect the security of personal information about our and our businesses’ customers; and

•	our ability to successfully monetize certain of our assets.

For additional risk factors, please see the factors described in “Risk Factors” as well as those described in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A in our Quarterly Report on Form 10-Q for the quarters ended March 31, 2020 and September 30, 2020, and those described in Part I, Item 1A of GCI Liberty’s Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A in GCI Liberty’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, which are incorporated by reference. Forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by applicable federal securities laws.

BACKGROUND OF THIS OFFERING

On December 18, 2020, Liberty Broadband completed the Combination with GCI Liberty, which was effected by (i) a merger of Grizzly Merger Sub 2, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Grizzly Merger Sub 1, LLC (“Merger LLC”), with and into GCI Liberty (the “Merger”) with GCI Liberty surviving as an indirect wholly owned subsidiary of Liberty Broadband and (ii) the merger of GCI Liberty (as the surviving corporation in the Merger) with and into Merger LLC (the “Upstream Merger”), with Merger LLC surviving the Upstream Merger as a wholly owned subsidiary of Liberty Broadband.

Pursuant to the Agreement and Plan of Merger, dated as August 6, 2020, by and among Liberty Broadband, GCI Liberty, Merger LLC and Merger Sub, as amended (the “Merger Agreement”), at the Effective Time all outstanding stock options to purchase shares of GLIBA stock and GCI Liberty Series B common stock, par value $0.01 per share, were converted into options, with the same terms and conditions (including, except in the case of any non-employee director of GCI Liberty, vesting terms) as applied to such GCI Liberty stock options immediately prior to the Effective Time, to purchase the number of shares of Series C Common Stock and Liberty Broadband Series B common stock, par value $0.01 per share (“Series B Common Stock”), (rounded down to the nearest whole share), respectively, determined by multiplying the number of shares of GCI Liberty common stock subject to the GCI Liberty stock option by 0.580, at an exercise price determined by dividing the per-share exercise price of the GCI Liberty stock option by 0.580 and rounding the result up to the nearest whole cent.

This prospectus provides you with a general description of the shares of Series C Common Stock issuable upon the exercise of the substituted options that were granted under the Plans to the Former Directors pursuant to the terms and conditions set forth in the Merger Agreement.

DESCRIPTION OF THE COMPANY

Overview

Liberty Broadband is a Delaware corporation. During May 2014, the board of directors of Liberty Media Corporation and its subsidiaries authorized management to pursue a plan to spin-off to its stockholders common stock of a wholly owned subsidiary, Liberty Broadband. The spin-off was completed on November 4, 2014. Through a number of transactions before and after its spin-off, including the Combination, Liberty Broadband’s ownership in Charter is 29.8% of the outstanding equity of Charter based on outstanding shares of common stock of Charter as of September 30, 2020. On December 18, 2020, Liberty Broadband completed the Combination with GCI Liberty whereby it acquired all of the outstanding shares of GCI Liberty in a stock-for-stock merger. Liberty Broadband’s wholly owned subsidiary, GCI, offers wireless and wireline telecommunication services, data services, video services, and managed services to customers primarily throughout Alaska.

The principal offices of Liberty Broadband are located at 12300 Liberty Boulevard, Englewood, Colorado 80112, and its telephone number is (720) 875-5700.

Liberty Broadband also maintains an Internet site at www.libertybroadband.com. Liberty Broadband’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities.

We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. In addition, our SEC filings and other information about us may also be obtained from our website at www.libertybroadband.com, although information on our website is not incorporated by reference into and does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus and is deemed to be part of this prospectus, except for any information superseded by this prospectus or any other document incorporated by reference into this prospectus. The following documents, previously filed with the SEC by the Registrant pursuant to the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) are incorporated by reference herein:

Liberty Broadband SEC Filings:

•	Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 3, 2020;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 1, 2020, the quarter ended June 30, 2020 filed with the SEC on July 31, 2020, and the quarter ended September 30, 2020, filed with the SEC on November 4, 2020;

•	Current Reports on Form 8-K filed with the SEC on March 3, 2020, May 22, 2020, August 6, 2020, August 7, 2020, August 18, 2020, September 29, 2020, November 24, 2020, December 14, 2020, December 16, 2020 and December 22, 2020 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•	The section of the joint proxy statement/prospectus forming a part of Amendment No. 2 to our Registration Statement on Form S-4, filed with the SEC on October 30, 2020 (File No. 333-248854) entitled “Description of Liberty Broadband Capital Stock”.

GCI Liberty SEC Filings:

•	Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 7, 2020, the quarter ended June 30, 2020, filed with the SEC on August 10, 2020, and the quarter ended September 30, 2020, filed with the SEC on November 5, 2020; and

•	Current Reports on Form 8-K filed with the SEC on May 22, 2020, August 6, 2020, August 7, 2020, August 18, 2020, September 29, 2020, October 20, 2020, November 6, 2020, November 17, 2020, November 19, 2020, November 24, 2020, December 2, 2020, December 14, 2020, December 16, 2020 and December 22, 2020 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

All documents subsequently filed by the Registrant with the SEC pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the document enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the SEC of the Registrant’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in this Registration Statement, in an amendment hereto or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any subsequently Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Documents incorporated by reference into this prospectus are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference into this prospectus by writing to us at the following address or by calling us at the telephone number listed below:

Liberty Broadband Corporation
12300 Liberty Boulevard

Englewood, Colorado 80112
Attention: Investor Relations
(720) 875-5700
https://ir.libertybroadband.com/contact-us

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference into this prospectus, any accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you and take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

RISK FACTORS

An investment in the Series C Common Stock involves risk. Before investing in Series C Common Stock, you should carefully consider the risk factors described in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and September 30, 2020, and those described in Part I, Item 1A of GCI Liberty’s Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A in GCI Liberty’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, which are incorporated by reference into this prospectus, and subsequent periodic filings we may make containing updated disclosures of such factors, together with all the other information included in this prospectus and in the documents we have incorporated by reference. The occurrence of any of the events described as possible risks in the documents incorporated by reference could have a material adverse effect on the value of our common stock, including the Series C Common Stock. These risks are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business. See “Where to Find More Information.”

USE OF PROCEEDS

The proceeds from the sales of shares of Series C Common Stock pursuant to the exercise of any substituted options held by the Former Directors under the Plans, if any, would be used for general corporate purposes. However, we will not receive any proceeds if such substituted options are exercised on a cashless basis. Liberty Broadband has no basis for estimating the number of shares of Series C Common Stock that will ultimately be sold pursuant to the exercise of any substituted options.

PLAN OF DISTRIBUTION

We are registering 21,885 shares of Series C Common Stock with respect to the substituted options that were granted to the Former Directors under the Plans in connection with the Combination. The shares of Series C Common Stock offered by this prospectus are listed on the Nasdaq Global Select Market under the symbol “LBRDK.” We will pay all of the costs of this offering, other than any exercise price of any substituted options. No commissions, discounts, concessions or other compensation will be paid to any underwriter or broker-dealer in connection with such issuance. For a description of the Plans, see “Appendix A—GCIL 2018 Plan Prospectus” and “Appendix B—TSAP Notice.”

The decision to exercise the options to purchase shares of our Series C Common Stock or to otherwise receive shares of our Series C Common Stock on the vesting of any substituted options must be made pursuant to each investor’s evaluation of his or her best interests. Our board of directors does not make any recommendation to prospective investors.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities that may be sold pursuant to this prospectus has been passed upon for us by Baker Botts L.L.P., New York, New York.

EXPERTS

The consolidated financial statements of Liberty Broadband and subsidiaries, appearing in Liberty Broadband's Annual Report on Form 10-K and incorporated by reference in GCI Liberty's Annual Report on Form 10-K , as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements, refers to a change in the method of accounting for leases at the Company's equity method investee, Charter.

The consolidated financial statements of Charter and subsidiaries, incorporated by reference in Liberty Broadband's Annual Report on Form 10-K, as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 financial statements refers to a change in the method of accounting for leases.

The consolidated financial statements of GCI Liberty and subsidiaries, appearing in GCI Liberty's Annual Report on Form 10-K, as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements, refers to a change in the method of accounting for leases. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses KPMG LLP's opinion that GCI Liberty, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness has been identified at GCI, and included in management's assessment related to:

•	Insufficient staffing and training of certain control operators;

•	Inadequate assessment of financial reporting risks, which in turn contributed to reliance on business process controls that were not designed and operating effectively to adequately mitigate existing risks;

•	Breakdowns in communication of expectations and prioritization of control execution to certain control operators;

•	Lack of accountability for effective control operation; and

•	Insufficient monitoring activities to ensure that the components of internal control are present and functioning.

As a consequence, the information technology general controls around access to financially relevant systems were not consistently operating effectively to ensure that access to data and applications was adequately restricted to appropriate personnel. Additionally, certain business process controls were not appropriately designed to be responsive to existing risks, nor were they consistently operating effectively.

APPENDIX A – GCIL 2018 PLAN PROSPECTUS

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

GCI LIBERTY, INC.

2018 OMNIBUS INCENTIVE PLAN

May 2018

Introduction

You have been granted an award under the 2018 Omnibus Incentive Plan (the “Incentive Plan”) of GCI Liberty, Inc. (the “Company”). Awards under the Incentive Plan may take the form of non-qualified stock options, stock appreciation rights (“SARs”), restricted shares, restricted stock units, cash awards or any combination of the foregoing. An award may be designated a performance award, in which case the award will be contingent upon satisfaction of specified performance measures. You are receiving this document because your award may entitle you to acquire shares of one or more series of the Company’s Common Stock, par value $.01 per share (the “Common Stock”). This document contains material information about the Incentive Plan and its operations and you are urged to read it.

You can obtain a copy of the Incentive Plan from the Company’s Legal Department at 12300 Liberty Boulevard, Englewood, Colorado 80112, telephone number: (720) 875-5900. You may also obtain additional information about the Incentive Plan by contacting the Company’s Legal Department at the address and phone number provided. The information in this document, along with the documents to be incorporated by reference into the Company’s Registration Statement on Form S-8 with respect to the Incentive Plan (the “Form S-8”), constitutes a prospectus within the meaning of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”). The Company will provide, without charge, to each person to whom this document is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in Item 3 of Part II of the Form S-8, as well as a copy of the Company’s annual report, as applicable, for the most recent fiscal year. Requests for such copies should be directed to the Company’s Legal Department at the address and telephone number provided above.

General Information; Administration; Termination

The Incentive Plan is administered by the compensation committee (the “Compensation Committee”) of the Company’s board of directors (the “Board”) with regard to all awards granted under the Incentive Plan (including awards granted to nonemployee directors) and the Compensation Committee has full power and authority to grant eligible persons the awards described below and to determine the terms of such awards. The Compensation Committee is currently comprised of Gregg L. Engles, Richard R. Green and Sue Ann Hamilton. Each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). From time to time, the Board may (i) appoint members of the Compensation Committee to replace or add to members previously appointed, (ii) fill vacancies on the Compensation Committee and (iii) remove members of the Compensation Committee. The Incentive Plan may be administered by the full Board or the Compensation Committee with regard to all awards granted to nonemployee directors and the full Board has full power and authority to grant eligible nonemployee directors the awards described below and to determine the terms and conditions of such awards in lieu of such action by the Compensation Committee.

The Incentive Plan will terminate on March 9, 2023, unless earlier terminated by the Compensation Committee. The Compensation Committee may suspend, discontinue, modify or amend the Incentive Plan at any time prior to its termination. However, before an amendment can be made that would adversely affect a participant who has already been granted an award, the participant’s consent must be obtained.

The Incentive Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended.

Purpose

The Incentive Plan is designed to provide additional remuneration to (i) eligible officers and employees of the Company, (ii) the Company’s nonemployee directors and independent contractors, (iii) and employees of Liberty Media, Inc. and Qurate Retail, Inc, in each case, providing services to the Company and its subsidiaries, for exceptional service and to encourage their investment in the Company. The Incentive Plan is also intended to aid in (i) attracting persons of exceptional ability to become officers and employees of the Company and its subsidiaries and (ii) inducing nonemployee directors, independent contractors and employees of Liberty Media, Inc. and Qurate Retail, Inc to agree to provide services to the Company and its subsidiaries. The Company’s employees (including employees who are officers or directors of the Company or any of its subsidiaries), nonemployee directors, independent contractors and employees of Liberty Media, Inc. and Qurate Retail, Inc. providing services to the Company or its subsidiaries are eligible to participate and may be granted awards under the Incentive Plan. Awards may be made to any such person whether or not he or she holds or has held awards under the Incentive Plan or under any other plan of the Company or any of its affiliates.

Securities Subject to the Incentive Plan

The maximum number of shares of Common Stock with respect to which awards may be granted under the Incentive Plan is 8,000,000 subject to anti-dilution and other adjustment provisions of the Incentive Plan. With limited exceptions, no person will be granted in any calendar year awards under the Incentive Plan covering more than 1,500,000 shares of Common Stock. In addition, no person may receive payment for cash awards during any calendar year in excess of $10,000,000. No nonemployee director may be granted awards during any calendar year valued in excess of $3,000,000 on the date of grant.

Shares of Common Stock issuable pursuant to awards made under the Incentive Plan will be made available from either authorized but unissued shares or shares that we have issued but reacquired, including shares purchased in the open market. Shares of Common Stock that are subject to (i) any award that expires, terminates or is cancelled or annulled for any reason without having been exercised, (ii) any award of any SARs the terms of which provide for settlement in cash, and (iii) any award of restricted shares or restricted stock units that shall be forfeited prior to becoming vested, will once again be available for issuance under the Incentive Plan. Shares of Common Stock that are (a) not issued or delivered as a result of the net settlement of an outstanding option or SAR, (b) used to pay the purchase price or withholding taxes related to an outstanding award, or (c) repurchased on the open market with the proceeds of an option purchase price will not again be made available for issuance under the Incentive Plan.

Nature of Awards

Options

Non-qualified stock options entitle the holder to purchase a specified number of shares of a series of Common Stock at a specified exercise price subject to the terms and conditions of the applicable option grant. The exercise price of an option awarded under the Incentive Plan may be no less than the fair market value of a share of the applicable series of Common Stock as of the day the option is granted. The Compensation Committee will determine, in connection with each option awarded to a holder, (i) the series and number of shares of Common Stock subject to the option, (ii) the per share exercise price, (iii) whether that price is payable in cash, by check, by promissory note, in whole shares of any series of Common Stock, by the withholding of shares of Common Stock issuable upon exercise of the option, by cashless exercise, or any combination of the foregoing, (iv) other terms and conditions of exercise, (v) restrictions on transfer of the option and (vi) other provisions not inconsistent with the Incentive Plan. The term of each option may not exceed ten years.

Stock Appreciation Rights

A SAR entitles the recipient to receive a payment in stock or cash equal to the excess of the fair market value (on the day the SAR is exercised) of a share of the applicable series of Common Stock with respect to which the SAR was granted over the base price specified in the grant. A SAR may be granted to an option holder with respect to all or a portion of the shares of Common Stock subject to the related stock option (a “tandem SAR”) or granted separately to an eligible person (a “free-standing SAR”). Tandem SARs are exercisable only at the time and to the extent that the related stock option is exercisable. Upon the exercise or termination of the related stock option, the related tandem SAR will be automatically cancelled to the extent of the number of shares of Common Stock with respect to which the related stock option was so exercised or terminated. The base price of a tandem SAR is equal to the exercise price of the related stock option. Free-standing SARs are exercisable at the time and upon the terms and conditions provided in the relevant agreement. The base price of a free-standing SAR may be no less than the fair market value of a share of the applicable series of Common Stock as of the day the SAR is granted. The term of a free-standing SAR may not exceed ten years.

Restricted Shares and Restricted Stock Units

Restricted shares are shares of Common Stock that become vested and may be transferred upon completion of the restriction period. The Compensation Committee will determine, and each individual award agreement will provide, (i) the price, if any, to be paid by the recipient of the restricted shares, (ii) whether dividends or distributions paid with respect to restricted shares will be retained by the Company (or its designee) during the restriction period (retained distributions), (iii) whether the holder of the restricted shares may be paid a cash amount any time after the shares become vested, (iv) the vesting date or vesting dates (or basis of determining the same) for the award and (v) other terms and conditions of the award. The holder of an award of restricted shares, as the registered owner of such shares, may vote the shares.

A restricted stock unit is a unit evidencing the right to receive, in specified circumstances, one share of the specified series of Common Stock, or its cash equivalent, subject to a restriction period or forfeiture conditions. The Compensation Committee will be authorized to award restricted stock units based upon the fair market value of shares of any series of Common Stock under the Incentive Plan. The Compensation Committee will determine, and each individual award agreement will provide, the terms, conditions, restrictions, vesting requirements and payment rules for awards of restricted stock units, including whether the holder will be entitled to dividend equivalent payments with respect to the restricted stock units. Restricted stock units will be issued at the beginning of the restriction period and holders will not be entitled to shares of Common Stock covered by restricted stock unit awards until such shares are issued to the holder at the end of the restriction period. Awards of restricted stock units or the Common Stock covered thereunder may not be transferred, assigned or encumbered prior to the date on which such shares are issued or as provided in the relevant award agreement.

Upon the applicable vesting date, all or the applicable portion of restricted shares or restricted stock units will vest, any retained distributions and any unpaid dividend equivalents with respect to the restricted shares or restricted stock units will vest to the extent that the awards related thereto have vested, and any cash amount to be received by the holder with respect to the restricted shares or restricted stock units will become payable, all in accordance with the terms of the individual award agreement. The Compensation Committee may permit a holder to elect to defer delivery of any restricted shares or restricted stock units that become vested and any related cash payments, retained distributions or dividend equivalents, provided that such deferral elections are made in accordance with Section 409A of the Code.

Cash Awards

The Compensation Committee is also authorized to provide for the grant of cash awards under the Incentive Plan. A cash award is a bonus paid in cash that may be based upon the attainment of one or more performance objectives that have been established by the Compensation Committee, if any. The terms, conditions, restrictions and contingencies, if any, applicable to any cash award will be determined by the Compensation Committee.

Performance Awards

At the discretion of the Compensation Committee, any award granted under the Incentive Plan, including any cash award, may be designated as a performance award. Performance awards are contingent upon performance measures applicable to a particular period, as established by the Compensation Committee and set forth in individual agreements, based upon any one or more of the following business criteria:

•	increased revenue;

•	net income measures (including income after capital costs and income before or after taxes);

•	stock price measures (including growth measures and total stockholder return);

•	price per share of Common Stock;

•	market share;

•	earnings per share (actual or targeted growth);

•	earnings before interest, taxes, depreciation and amortization (EBITDA);

•	operating income before depreciation and amortization (OIBDA);

•	economic value added (or an equivalent metric);

•	market value added;

•	debt to equity ratio;

•	cash flow measures (including cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities);

•	return measures (including return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity);

•	operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency);

•	expense measures (including overhead cost and general and administrative expense);

•	margins;

•	stockholder value;

•	total stockholder return;

•	proceeds from dispositions;

•	total market value; and

•	corporate values measures (including ethics compliance, environmental and safety).

Performance objectives may apply to the award recipient, to one or more business units, divisions or subsidiaries of the Company or the applicable sector of the Company, or to the Company as a whole. Goals may also be based on performance relative to a peer group of companies. If the Compensation Committee determines that the performance award may be granted and administered in a manner that preserves the deductibility of the compensation resulting from such award in accordance with Section 162(m) of the Code and the Compensation Committee determines, in its discretion, that the award should be designed accordingly, then the Compensation Committee will follow procedures necessary to allow such award to achieve this result. For more information on Section 162(m) of the Code and the repeal of the qualified performance-based compensation exception, see Certain Tax Code

Limitations on Deductibility below.

Awards Generally

Awards under the Incentive Plan may be granted either individually, in tandem or in combination with each other. Awards may be made in cash. Under certain conditions, including the occurrence of certain approved transactions, a board change or a control purchase (all as defined in the Incentive Plan), options and SARs will become immediately exercisable, and the restrictions on restricted shares and restricted stock units will lapse, unless individual agreements state otherwise or the Compensation Committee determines otherwise in its discretion in connection with an approved transaction based on the assumption of the award or provision of an equivalent award in connection with such transaction. At the time an award is granted, the Compensation Committee will determine, and the relevant agreement will provide for, any vesting or early termination, upon a holder’s termination of service, of any unvested options, SARs, restricted stock units or restricted shares and the period during which any vested options and SARs must be exercised. Unless otherwise provided in the relevant agreement, (i) no option or SAR may be exercised after its scheduled expiration date (however, if the term of an option or free-standing SAR expires when trading in the Common Stock is prohibited by law or the Company’s insider trading policy, then the term of such option or free-standing SAR shall expire on the 30th day after the expiration of such prohibition), (ii) if the holder’s service terminates by reason of death or disability (as defined in the Incentive Plan), his or her options or SARs shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration date) and (iii) any termination of the holder’s service for “cause” (as defined in the Incentive Plan) will result in the immediate termination of all options and SARs and the forfeiture of all rights to any restricted shares, restricted stock units, retained distributions, unpaid dividend equivalents and related cash amounts held by such terminated holder. If a holder’s service terminates due to death or disability, options and SARs will become immediately exercisable, and the restrictions on restricted shares and restricted stock units will lapse and become fully vested, unless individual agreements state otherwise. For the avoidance of doubt, in the discretion of the Compensation Committee, an award granted under the Incentive Plan may provide that a holder’s service shall be deemed to have continued for purposes of such award while he or she provides services to the Company, any subsidiary (as defined in the Incentive Plan), or any former affiliate of the Company or any subsidiary.

Unless otherwise determined by the Compensation Committee or the Board, as applicable, and expressly provided for in an agreement, awards are not transferable except as permitted by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. No award granted under the Incentive Plan may be assigned or hypothecated and any attempt to do so shall be void. In addition, no award may be subject to the debts, contracts or liabilities or torts of the award holder.

Stock Ownership Guidelines

Awards granted to nonemployee directors and certain executive officers under the Incentive Plan are subject to any applicable stock ownership guidelines adopted by the Company, as amended or superseded from time to time.

Adjustments

The number and kind of shares of Common Stock that may be awarded or otherwise made subject to awards under the Incentive Plan, the number and kind of shares of Common Stock covered by outstanding awards and the purchase or exercise price and any relevant appreciation base with respect to any of the foregoing will be subject to appropriate adjustment as the Compensation Committee deems equitable, in its sole discretion, in the event (i) the Company subdivides the outstanding shares of any series of Common Stock into a greater number of shares of such series of Common Stock, (ii) the Company combines the outstanding shares of any series of Common Stock into a smaller number of shares of such series of Common Stock or (iii) there is a stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, stock redemption, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase any series of Common Stock, or other similar corporate event (including mergers or consolidations other than approved transactions (as defined in the Incentive Plan) for which other provisions are made pursuant to the Incentive Plan).

In addition, in the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Compensation Committee has the discretion to (i) provide, prior to the transaction, for the acceleration of vesting and exercisability, or lapse of restrictions, with respect to the award, or in the case of a cash merger, termination of unexercised awards, or (ii) cancel such awards and deliver cash to holders based on the fair market value of such awards on the date of such event as determined by the Compensation Committee in a manner that is in compliance with the requirements of Section 409A of the Code. For the avoidance of doubt, if the purchase price of an option or the base price of a SAR, as applicable, is greater than the fair market value, the option or SAR may be canceled for no consideration.

Sales by Affiliates

Although a Registration Statement on Form S-8 has been filed with respect to the Incentive Plan, that filing does not cover any reoffer or resale of shares of Common Stock acquired by purchase or pursuant to the exercise of awards granted under the Incentive Plan by persons who may be deemed affiliates of the Company within the meaning of Rule 405 under the Securities Act. Under existing laws and regulations, any such reoffers or resales by affiliates must be made either (i) pursuant to Rule 144 under the Securities Act, (ii) pursuant to another exemption from the registration requirements of the Securities Act or (iii) by means of a separate prospectus relating to a registration statement that has been declared effective under the Securities Act.

Certain Federal Income Tax Consequences

The following is a summary of the general rules of present U.S. federal income tax law relating to the tax treatment of non-qualified stock options, SARs (whether free-standing or tandem SARs), restricted shares, restricted stock units and cash awards issued under the Incentive Plan. The discussion is general in nature and does not take into account a number of considerations that may apply based upon the circumstances of a particular holder under the Incentive Plan, including the possibility that a holder may not be subject to U.S. federal income taxation. This summary does not purport to be complete, and does not cover, among other things, state, local or foreign tax treatment of participation in the Incentive Plan. Furthermore, differences in participants’ financial situations may cause federal, state and local tax consequences of participation in the Incentive Plan to vary. You should consult your own accountant, legal counsel or other financial advisor regarding individual tax consequences of participation in the Incentive Plan.

Non-Qualified Stock Options; SARs

Holders will not realize taxable income upon the grant of a non-qualified stock option or a tandem or free-standing SAR. Upon the exercise of a non-qualified stock option, the holder will recognize ordinary income (subject to withholding, if applicable) in an amount equal to the excess of (i) the fair market value on the date of exercise of the shares received over (ii) the exercise price (if any) he or she paid for the shares. Upon the exercise of a SAR, the holder will recognize ordinary income equal to the amount of cash or the fair market value of the shares of Common Stock received on exercise. The holder will generally have a tax basis in any shares of Common Stock received pursuant to the exercise of a SAR, or pursuant to the cash exercise of a non-qualified stock option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “—Certain Tax Code Limitations on Deductibility” below, the Company will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount of the compensation income recognized by the holder under the foregoing rules. The disposition of the shares of Common Stock acquired upon exercise of a non-qualified stock option or a SAR will ordinarily result in capital gain or loss.

Cash Awards; Restricted Stock Units; Restricted Shares

A holder will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time such cash is otherwise made available for the holder to draw upon it.

A holder will not have taxable income upon the grant of restricted stock units but rather will generally recognize ordinary compensation income at the time the holder receives shares of Common Stock or cash in satisfaction of such restricted stock units in an amount equal to the cash or the fair market value of the shares received. Dividend equivalents, if any, paid to the holder will be ordinary compensation income to the holder.

Generally, a holder will not recognize taxable income upon the grant of restricted shares, and the Company will not be entitled to any federal income tax deduction upon the grant of such award. The value of the restricted shares will generally be taxable to the holder as compensation income in the year or years in which the restrictions on the shares of Common Stock lapse. Such value will equal the fair market value of the shares on the date or dates the restrictions terminate. A holder, however, may elect pursuant to Section 83(b) of the Code to treat the fair market value of the shares subject to the restricted share award on the date of such grant as compensation income in the year of the grant of the restricted share award. The holder must make such an election pursuant to Section 83(b) of the Code within 30 days after the date of grant, and such election is ordinarily irrevocable. If such an election is made and the holder later forfeits the restricted shares to the Company, the holder will not be allowed to deduct, at a later date, the amount such holder had earlier included as compensation income.

A holder who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time the holder recognizes income under the rules described above with respect to the cash or the shares of Common Stock received pursuant to awards. In the case of restricted shares, dividends that are received by a holder prior to the time that the restricted shares are taxed to the holder under the rules described in the preceding paragraphs are taxed as additional compensation, not as dividend income. The tax basis of a holder in the shares of Common Stock received will equal the amount recognized by the holder as compensation income under the rules described in the preceding paragraph. The holder’s holding period in such shares will commence on the date income is so recognized.

Subject to the discussion under “—Certain Tax Code Limitations on Deductibility” below, the Company will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the holder under the foregoing rules.

Section 409A

Section 409A of the Code (“Section 409A”) generally provides that deferred compensation subject to Section 409A that does not meet the requirements for an exemption from Section 409A must satisfy specific requirements, both in operation and in form, regarding: (i) the timing of payment; (ii) the election of deferrals; and (iii) restrictions on the acceleration of payment. Deferred compensation subject to Section 409A that is payable upon a specified employee’s separation from service generally must be delayed for six-months following such separation from service. Failure to comply with Section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% additional tax on the participant on the deferred amounts included in the participant’s income. We intend to structure awards under the Incentive Plan to be exempt from or comply with Section 409A.

Certain Tax Code Limitations on Deductibility

In order for the Company to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The Company’s ability to obtain a deduction for future payments under the Incentive Plan could also be limited by Section 280G of the Code, which provides that certain excess parachute payments made in connection with a change of control of an employer are not deductible.

The Company’s ability to obtain a deduction for amounts paid under the Incentive Plan could also be affected by Section 162(m) of the Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. For 2017 and prior years, covered employees for this purpose included the Chief Executive Officer and the three next most highly compensated executive officers (other than the Chief Financial Officer) required to be reported as named executive officers, although any compensation that met the requirements of qualified performance-based compensation under Section 162(m) was not subject to this deduction limitation. Following the enactment of the Tax Cuts and Jobs Act of 2017, beginning with the 2018 calendar year, the $1 million annual deduction limitation applies to compensation paid to any individual who serves as the Chief Executive Officer, Chief Financial Officer or qualifies as one of the other three most highly compensated executive officers in 2017 or any later calendar year, and there is no longer any exception for qualified performance-based compensation. The transition rules in effect for written binding contracts in effect on November 2, 2017, provides that performance-based awards that meet the requirements for the transition rule will maintain their exemption from the $1 million annual deduction limitation for so long as such contracts are not materially modified, even though the compensation deduction for such awards would not occur until after 2017. However, portions of the compensation we pay to the named executive officers may not be deductible due to the application of Section 162(m) of the Code. Although the deductibility of compensation is a consideration evaluated by the Compensation Committee, the Compensation Committee believes that the lost deduction on compensation payable in excess of the $1 million limitation for the named executive officers is not material relative to the benefit of being able to attract and retain talented management. Accordingly, the Compensation Committee will continue to retain the discretion to pay compensation that is subject to the $1 million deductibility limit.

APPENDIX B – TSAP NOTICE

Notice to Holders of Incentive Awards of Liberty Interactive Corporation
Dated: March 20, 2018

On March 9, 2018, Liberty Interactive Corporation (the “Corporation”) effected the split-off (the “Split-Off”) of its subsidiary GCI Liberty, Inc. (“GCI Liberty”) by redeeming (a) each outstanding share of its Series A Liberty Ventures common stock, for one share of GCI Liberty’s Class A common stock, and (b) each outstanding share of its Series B Liberty Ventures common stock, for one share of GCI Liberty’s Class B common stock.

As a result of the Split-Off, all outstanding stock incentive awards relating to Liberty Ventures common stock held by you under the Corporation’s 2000 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended; the Corporation’s 2007 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended; the Corporation’s 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended; the Corporation’s 2012 Incentive Plan (As Amended and Restated as of March 31, 2015); the Corporation’s 2002 Nonemployee Director Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended; and the Corporation’s 2011 Nonemployee Director Incentive Plan (As Amended and Restated as of December 17, 2015), and the Liberty Interactive Corporation 2016 Omnibus Incentive Plan pursuant to which you hold an outstanding stock incentive award relating to Liberty Ventures common stock were adjusted, as described below.

Stock Options. As a result of the Split-Off, each holder of an option to acquire shares of Liberty Ventures common stock (whether unvested, partially vested or fully vested) (each, a “LVNT Option”), received, in exchange for such LVNT Option, an option to purchase an equivalent number of shares of the corresponding class of GCI Liberty common stock (a “GCI Liberty Option”). The GCI Liberty Options are subject to the terms and conditions of the GCI Liberty, Inc. Transitional Stock Adjustment Plan (the “Transitional Plan”), and all other terms of the GCI Liberty Options (including, but not limited to, the vesting and exercise price thereof) are, in all material respects, the same as those of the corresponding LVNT Options.

Restricted Stock Units. As a result of the Split-Off, each holder of a restricted stock unit with respect to shares of Liberty Ventures common stock (each, a “LVNT RSU”), received, in exchange for such LVNT RSU, a restricted stock unit with respect to an equivalent number of shares of the corresponding class of GCI Liberty common stock (a “GCI Liberty RSU”). The GCI Liberty RSUs are subject to the terms and conditions of the Transitional Plan, and all other terms of such GCI Liberty RSUs (including, but not limited to, the vesting terms thereof) are, in all material respects, the same as those of the corresponding LVNT RSUs.

Restricted Stock Awards. As a result of the Split-Off, each holder of a restricted stock award with respect to shares of Liberty Ventures common stock (each, a “LVNT RSA”), received, in exchange for such LVNT RSA, a restricted stock award with respect to an equivalent number of shares of the corresponding class of GCI Liberty common stock (a “GCI Liberty RSA”). The GCI Liberty RSAs are subject to the terms and conditions of the Transitional Plan, and all other terms of such GCI Liberty RSAs (including, but not limited to, the vesting terms thereof) are, in all material respects, the same as those of the corresponding LVNT RSAs.

Continued Service. In connection with the adjustments to outstanding stock incentive awards as described above, following the Split-Off, service at the request of or with the consent of the Corporation or GCI Liberty, as an employee or non-employee director of, or consultant to, (i) the Corporation, (ii) GCI Liberty, (iii) any former direct or indirect subsidiary of the Corporation, any successor of any such former subsidiary, and the parent company (directly or indirectly) of any such former subsidiary or successor, including without limitation Liberty Media Corporation, Ascent Capital Group, Inc., Liberty Global plc, Liberty TripAdvisor Holdings, Inc., Liberty Broadband Corporation, CommerceHub, Inc., Starz and Liberty Expedia Holdings, Inc., or (iv) any of their respective subsidiaries, shall, in each case, be treated as service to the Corporation and GCI Liberty and their respective subsidiaries for all purposes under such stock incentive awards.

Section 409A. The adjustments with respect to the LVNT Options and LVNT RSUs described above were intended to be done in a manner consistent with maintaining the applicable exemption from or, in the case of certain LVNT RSUs, compliance with, Section 409A of the Internal Revenue Code of 1986, as amended, and are interpreted and implemented accordingly.

General. For more information about the effect of the Split-Off on your stock incentive awards, please contact Kelly King, Assistant Vice President of Liberty Interactive Corporation, tel. no. (720) 875-5605, email address: kking@libertymedia.com.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended. Information contained on any website referenced herein is not incorporated by reference herein.

B-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table is a statement of estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the shares of Series C Common Stock being registered under this registration statement.

Amount to be paid
SEC registration fee	$383
Legal fees and expenses	18,000
Accounting fees and expenses	40,000
Printing and engraving fees	n/a
Trustee’s fees and expenses	n/a
Miscellaneous	6,617
Total Expenses	$65,000

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Article V, Section E of the Restated Certificate of Incorporation (the “Charter”) of the Registrant provides as follows:

1. Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Registrant will not be liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Registrant existing at the time of such repeal or modification.

2. Indemnification.

(a) Right to Indemnification. The Registrant will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of Article V, Section E of the Charter. The Registrant will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Registrant.

(b) Prepayment of Expenses. The Registrant will pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

(c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Registrant, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action the Registrant will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter, the bylaws of the Registrant, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

(e) Other Indemnification. The Registrant’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3. Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of Article V, Section E of the Charter will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

The Registrant’s Amended and Restated Bylaws provide indemnification that is similar to the indemnification in the Charter.

The Registrant has also entered into indemnification agreements with its directors and officers. The indemnification agreements are intended to provide indemnification to the fullest extent permitted by law.

Item 16.	Exhibits.

The following exhibits are included herein or incorporated herein by reference:

Exhibit No.	Description

4.1	Specimen Certificate for shares of Series C Common Stock of Liberty Broadband Corporation (incorporated by reference to Exhibit 4.3 tos Liberty Broadband Corporation's Registration Statement on Form S-1 filed on July 25, 2014 (File No. 333-197619)).
5.1	Opinion of Baker Botts L.L.P. with respect to the validity of the shares of Liberty Broadband Series C common stock being registered.*
23.1	Consent of KPMG LLP with respect to Liberty Broadband Corporation.*
23.2	Consent of KPMG LLP with respect to Charter Communications, Inc.*
23.3	Consent of KPMG LLP with respect to GCI Liberty, Inc.*
23.4	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).*
24.1	Power of Attorney (included on the signature page).
99.1	GCI Liberty, Inc. Transitional Stock Adjustment Plan (incorporated by reference to Exhibit 99.1 to GCI Liberty, Inc.’s Registration Statement on Form S-8 filed on March 15, 2018 (File No. 333-223667)).
99.2	GCI Liberty, Inc. 2018 Omnibus Incentive Plan (incorporated by reference to Annex A to GCI Liberty, Inc.’s Proxy Statement on Schedule 14A filed on May 22, 2018 (File No. 001-38385)).

*            Filed herewith.

Item 17.	Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to the effective date.

(5)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities, (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on December 22, 2020.

LIBERTY BROADBAND CORPORATION

By:	/s/ Renee L. Wilm
	Name:	Renee L. Wilm
	Title:	Chief Legal Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints each of Brian J. Wendling and Renee L. Wilm as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) of the type contemplated by Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ John C. Malone
John C. Malone	Chairman of the Board and Director	December 22, 2020

/s/ Gregory B. Maffei
Gregory B. Maffei	Director, Chief Executive Officer and President (Principal Executive Officer)	December 22, 2020

/s/ Brian J. Wendling
Brian J. Wendling	Chief Accounting Officer and Principal Financial Officer (Principal Financial and Principal Accounting Officer)	December 22, 2020

/s/ Gregg L. Engles
Gregg L. Engles	Director	December 22, 2020

/s/ Julie D. Frist
Julie D. Frist	Director	December 22, 2020

[Signature Page to LBC S-3]

Name	Title	Date

/s/ Richard R. Green
Richard R. Green	Director	December 22, 2020

/s/ Sue Ann Hamilton
Sue Ann Hamilton	Director	December 22, 2020

/s/ J. David Wargo
J. David Wargo	Director	December 22, 2020

/s/ John E. Welsh III
John E. Welsh III	Director	December 22, 2020

II-6